EXHIBIT 24

	CONFIRMATION OF AUTHORITY


	The undersigned confirms that he or she authorizes Benita R. Burton, Mary Giulivo Leslie M. Reynolds, Anthony M. Smits or
Andrea A. Zwegat to execute and file with the Securities and Exchange Commission on behalf of the undersigned any statements, or amendments thereto, that the undersigned may be required to file under Section 16(a) of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933 with respect to securities and related instruments of The Lubrizol Corporation.
This authority shall continue until the undersigned is no longer required to File Forms 3, 4 and 5 with respect to the undersigneds holdings of and transactions in securities issued by The Lubrizol Corporation, unless earlier revoked by the undersigned in a signed writing.




Date: __11/10/2009__			Signature: /s/ Edward P. Campbell
						Print Name:  Edward P. Campbell